UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2024

United Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1000 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	UTHR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 24, 2024, the Board of Directors (the Board) of United Therapeutics Corporation (the Company) approved a share repurchase program (the Share Repurchase Program), authorizing the purchase by the Company of up to an aggregate of $1 billion of the Company’s common stock (Common Stock).

On March 25, 2024, the Company entered into an accelerated share repurchase agreement (the ASR Agreement) with Citibank, N.A. (Citi) to repurchase approximately $1 billion of the Company’s common stock pursuant to the Share Repurchase Program.

Under the ASR Agreement, the Company will make an aggregate upfront payment of $1.0 billion to Citi and will receive an aggregate initial delivery of approximately 3,275,199 shares of Common Stock on March 27, 2024, representing approximately 80% of the total shares that would be repurchased under the ASR Agreement measured based on the closing price of the Common Stock on March 25, 2024. The exact number of shares the Company ultimately will repurchase under the ASR Agreement will be based on the average of the daily volume-weighted average price per share of Common Stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of Common Stock, or, under certain limited circumstances, be required to make cash payment to Citi or, if the Company elects, deliver shares to Citi. The final settlement of the transactions under the ASR Agreement is expected to occur in the second quarter of 2024 with respect to $300 million of the transactions and in the third quarter of 2024 with respect to $700 million of the transactions.

The ASR Agreement contains customary terms for these types of transactions, including, but not limited to, the mechanisms to determine the number of shares of Common Stock or the amount of cash that will be delivered at settlement, the required timing of delivery of the shares of Common Stock, the specific circumstances under which adjustments may be made to the transactions, the specific circumstances under which final settlement of the ASR Agreement may be accelerated or extended, the specific circumstances under which the transactions may be terminated prior to their scheduled maturity and various acknowledgements, representations and warranties made by the Company and Citi to one another.

The foregoing description of the ASR Agreement does not purport to be complete and is qualified in its entirety by reference to the ASR Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On March 25, 2024, the Company issued a press release announcing the Share Repurchase Program and the ASR Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act as amended, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Master Confirmation – Accelerated Share Repurchase, between the Company and Citi, dated March 25, 2024
99.1	Press release dated March 25, 2024
104	Cover page Interactive Data File - the cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: March 25, 2024	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel